Appendix A

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                           2005 EQUITY INCENTIVE PLAN

                                    ARTICLE I
                                  INTRODUCTION

         1.1 Establishment. Birner Dental Management Services, Inc., a Colorado corporation, hereby establishes the 2005 Equity Incentive Plan for certain key employees of the Company and certain directors and consultants to the Company. The Plan permits the grant of incentive stock options within the meaning of Code ss. 422, non-qualified stock options, restricted stock awards, stock bonuses, restricted stock units and other stock grants to certain key employees of the Company, and to certain directors and consultants to the Company.

         1.2 Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, directors, and consultants.


                                   ARTICLE II
                                   DEFINITIONS

         2.1 "Affiliated Corporation" means any corporation or other entity that is affiliated with the Plan Sponsor through stock ownership or otherwise and is designated as an "Affiliated Corporation" by the Board, provided, however, that for purposes of Incentive Options granted pursuant to the Plan, an "Affiliated Corporation" means any parent or subsidiary of the Plan Sponsor as defined in Code ss. 424.

         2.2 "Award" means an Option, a Restricted Stock Award, a Restricted Stock Unit or grants of Stock issued under the Plan.

         2.3 "Board" means the Board of Directors of the Plan Sponsor.

         2.4 "Change of Control" shall be deemed to have occurred:

                  (1) At such time as a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of securities of the Plan Sponsor having 25% or more of the total number of votes that may be cast for the election of directors of the Plan Sponsor; or

                  (2) On the date on which the shareholders of the Plan Sponsor approve (i) any agreement for a merger or consolidation of the Plan Sponsor with another corporation, provided that there shall be no Change of Control if the persons and entities who were the shareholders of the Plan Sponsor immediately before such merger or consolidation continue to own, directly or indirectly, more than two-thirds of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the voting securities of the Plan Sponsor outstanding immediately before such merger or consolidation; or (ii) any sale, exchange or other disposition of all or substantially all of the Plan Sponsor's assets; or


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                  (3) on the effective date of any sale, exchange or other
         disposition of greater than 50% in fair market value of the Plan Sponsor's assets, other than in the ordinary course of business, whether in a single transaction or a series of related transactions.

In determining whether clause (1) of the preceding sentence has been satisfied, the third person owning Shares must be someone other than a person or an Affiliated Corporation of a person that, as of June 7, 2005, was both (A) the beneficial owner of securities of the Plan Sponsor having 10% or more of the total number of votes that may be cast for the election of directors of the Plan Sponsor and (B) a director or executive officer of the Company. The Committee's reasonable determination as to whether such an event has occurred shall be final and conclusive.

         2.5 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         2.6 "Committee" means a committee established under Article IX of the Plan which is empowered to take actions with respect to the administration of the Plan.

         2.7 "Company" means the Plan Sponsor and the Affiliated Corporations, and also includes dental centers managed by the Plan Sponsor or its Affiliated Corporations pursuant to one or more management agreements.

         2.8 "Disabled" or "Disability" shall have the meaning given to such terms in Code ss. 22(e)(3).

         2.9 "Effective Date" means the effective date of the Plan which is June 7, 2005.

         2.10 "Eligible Consultants" means those consultants to the Company and directors of the Company who are determined by the Committee to be individuals whose services are important to the Company.

         2.11 "Eligible Employees" means those key employees (including, without limitation, officers and directors who are also employees) of the Company, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code ss. 3401.

          2.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.13 "Fair Market Value" means the mean between the highest and lowest selling prices of the Stock on the NASDAQ Small Cap Market, or on such other principal securities exchange or other market or quotation system on which the Stock may be traded or quoted, on a particular date. If the price of the Stock is not reported on any securities exchange or quotation system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee in good faith by applying any reasonable valuation method under Treas. Reg. ss.20.2031-2.

         2.14 "Incentive Option" means an Option designated as an incentive stock option and granted in accordance with Code ss. 422.

         2.15 "Non-Qualified Option" means any Option other than an Incentive Option.

         2.16 "Option" means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.


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         2.17 "Option Agreement" shall have the meaning given to it in
Section 4.3.

         2.18 "Option Holder" means a Participant who has been granted one or more Options under the Plan.

         2.19 "Option Price" means the price at which each share of Stock subject to an Option may be purchased, determined in accordance with Subsection 4.3(b).

         2.20 "Participant" means an Eligible Employee or Eligible Consultant designated by the Committee during the term of the Plan to receive one or more Awards under the Plan.

         2.21 "Performance Award" means a pre-established, performance-based grant under the Plan pursuant to Article III.

         2.22 "Performance Award Agreement" means the agreement specified in
Article III.

         2.23 "Plan" means the 2005 Equity Incentive Plan.

         2.24 "Plan Sponsor" means Birner Dental Management Services, Inc. and any successor thereto.

         2.25 "Restricted Stock" means Stock granted to a Participant that is subject to certain restrictions.

         2.26 "Restricted Stock Unit" means a measurement component equal to the Fair Market Value of one share of Stock on the date for which a determination is made pursuant to the provisions of this Plan.

         2.27 "Section" or "Subsection" means a reference to a section or subsection of the Plan, unless another reference specifically applies.

         2.28 "Share" means a share of Stock.

         2.29 "Stock" means the common stock of the Plan Sponsor.

         2.30 "Stock Bonus" means either an outright grant of Stock or a grant of Stock subject to and conditioned upon certain employment or performance related goals.


                                   ARTICLE III
                   PARTICIPATION AND PERFORMANCE-BASED AWARDS

         3.1 Participation. Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Eligible Consultants shall be selected from those non-employee consultants to the Company and directors of the Company who are performing services important to the operation and growth of the Company. Participants may be granted from time to time one or more Awards.



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         3.2 Performance-Based Awards. The Company intends that Performance
Awards to certain employees will satisfy the performance-based compensation requirements of Code ss. 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code ss. 162(m). If any provision of this Plan or any Performance Award Agreement would otherwise frustrate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

         3.3 Grants of Performance-Based Awards. The Committee may grant Performance Awards that grant a specific number of Options, shares of Restricted Stock or Restricted Stock Units that vest in whole or in part upon satisfaction of specified performance goals. The Committee may also grant Performance Awards that require the Committee to grant a specific number of shares of Stock, Options, shares of Restricted Stock or Restricted Stock Units upon satisfaction of specified performance goals. The Committee shall, in its sole discretion, determine the type of Performance Awards to be made, the time at which Performance Awards are to be made and the time at which the Performance Awards vest or Shares are granted under Performance Awards, actual performance against targets for purposes of Performance Award vesting or granting of Awards, specific weighing of the components of Performance Award vesting or grants, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Performance Awards granted under the Plan. The performance goal or goals for a Performance Award shall be established in writing at the time the Performance Award is granted. The Committee shall have no power to increase a Performance Award that has been granted, but shall have the power to decrease a Performance Award.


         3.4 Award Agreements. Performance Award Agreements that are intended to comply with Code ss. 162(m) shall specify the target number of Shares or units for the Participant. The maximum vesting for a Performance Award shall be 100% of the Award. No Performance Award shall entitle the Participant to receive more than 75,000 Shares or units in any calendar year. Performance Awards to all Participants for any calendar year shall not exceed 125,000 Shares and units.


         3.5 Preestablished Performance Goals. The performance criteria for any Performance Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Award is granted. For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually or in any combination, applied to the Company, an Affiliated Corporation or a business unit of the Company or Affiliated Corporation, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Performance Award: (a) cash flow, (b) earnings per share,
(c) earnings before interest, taxes, depreciation and amortization, (d) return on equity, (e) total shareholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) total dental group practice revenue, revenue or net revenue, including net revenue per office, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on total dental group practice revenue, revenue or net revenue, (o) return on invested capital, and (p) contribution from dental offices. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items described in the Company's Exchange Act filings.


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         3.6 Committee Certification. Notwithstanding satisfaction of any
Qualifying Performance Criteria, the number of Shares, Stock Options or Restricted Stock Units under a Performance Award to be granted or vested on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Except as otherwise provided in this Plan or any Performance Award Agreement, the Participant shall not be entitled to vest in or be granted any portion of a Performance Award until the Committee certifies in writing that the Participant has met his or her specific performance goals and determines the portion of the Performance Award which is to be vested or granted.



                                   ARTICLE IV
                                     OPTIONS

         4.1 Grant of Options. A Participant may be granted one or more Options. Options shall be granted as of the date specified in the Option Agreement. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option. Only Non-Qualified Options may be granted to Eligible Consultants. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. The grant of each Option shall be separately approved by the Committee, and the receipt of one Option shall not result in automatic receipt of any other Option. Upon determination by the Committee to grant an Option to a Participant, the Committee shall enter into a Option Agreement with the Participant.

         4.2 Restrictions on Incentive Options.

         (a) Initial Exercise. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option.

         (b) Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding Stock of the Plan Sponsor shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option, and the Option Period for any such Option shall not exceed five years.

         (c) Number of Shares. The number of Shares that may be issued pursuant to Options intended to be Incentive Options shall be 150,000 Shares.

         4.3 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option certificate or agreement (an "Option Agreement"). An Option Agreement shall be issued by the Plan Sponsor in the name of the Participant to whom the Option is granted (the "Option Holder") and in such form as may be approved by the Committee. The Option Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Option Agreement, the provisions of the Plan shall govern.

         (a) Number of Shares. Each Option Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.


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         (b)      Price. The price at which each share of Stock covered by an
                  Option may be purchased shall be determined in each case by the Committee and set forth in the Option Agreement. The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

         (c) Duration of Options. Each Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must end not more than ten years from the date the Option is granted.

         (d) Restrictions on Exercise. The Option Agreement shall also set forth any restrictions on Option exercise during the Option Period, if any, as may be determined by the Committee. Each Option shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee.

         (e) Termination of Services, Death, or Disability. The Committee may specify the period, if any, after which an Option may be exercised following termination of the Option Holder's services in the Option Agreement. If the Option Agreement does not specify the period of time following termination of service during which Options may be exercised or vest, the time periods or vesting provisions in this Subsection shall apply.

                    (i) Termination for Cause. If the services of the Option Holder are terminated within the Option Period for "cause", as determined by the Company, the Option shall thereafter be void for all purposes. "Cause" shall have the meaning assigned to it by the Option Holder's employment agreement, if the Company has entered into an employment agreement with the Option Holder; otherwise termination for "cause" shall mean termination of employment as a result of a violation of any Company policy, procedure or guideline, or engaging in any of the following forms of misconduct: conviction of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of the Company's property or time; use of alcohol or controlled substances on the Company's premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having abused prescribed medications; illegal use of any controlled substance; illegal gambling on the Company's premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement relating to employment by the Company; or injures the economic or ethical welfare of the Company by misconduct or inattention to duties and responsibilities, or fails to meet the Company's performance expectations, as determined by the Company in its sole discretion.

                    (ii) Disability. If the Option Holder becomes Disabled, the
                         Option may be exercised by the Option Holder within one year following the Option Holder's termination of services on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. In this event, the Option may be exercised with respect to all of the Shares covered by the Option.


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                  (iii)    Death. If the Option Holder dies during the Option
                           Period while still performing services for the Company or within the one year period referred to in
                           (ii) above or the three-month period referred to in
                           (iv) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within one year following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In this event, the Option may be exercised with respect to all of the Shares covered by the Option.

                  (iv) Termination for Reasons Other than Cause, Disability or Death. If the Option Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of termination (provided that the exercise must occur within the Option Period), but not thereafter. The Option may be exercised only with respect to the Shares as to which the Option had become exercisable on or before the date of termination of services.

         4.4 Transferability. Each Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. Each Option is exercisable during the Option Holder's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian, conservator or legal representative. The Committee may, however, provide at the time of grant or thereafter that the Option Holder may transfer a Non-Qualified Option to a member of the Option Holder's immediate family, a trust of which members of the Option Holder's immediate family are the only beneficiaries, or a partnership of which members of the Option Holder's immediate family or trusts for the sole benefit of the Option Holder's immediate family are the only partners, or in other circumstances at the Committee's sole discretion. Immediate family means the Option Holder's spouse, issue (by birth or adoption), parents, grandparents, and siblings (including half brothers and sisters and adopted siblings). During the Option Holder's lifetime, the Option Holder may not transfer an Incentive Option under any circumstances.

         4.5 Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Plan Sponsor of (1) written notice specifying the number of Shares with respect to which such Option is exercised,
(2) payment in full of the exercise price and any liability the Company may have for withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, (3) representations meeting the requirements of Section 12.1 if requested by the Plan Sponsor, and (4) a shareholders agreement meeting the requirements of Section 12.4 if requested by the Plan Sponsor. The purchase of such Shares shall take place at the principal offices of the Plan Sponsor within thirty days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full. If the Option Price is paid by means of a broker's loan transaction, in whole or in part, the closing of the purchase of the Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Stock upon which the broker's loan was based has been closed and settled, unless the Option Holder makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by the Plan Sponsor regardless of whether or not the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to the Option Holder upon payment. If Options on less than all Shares evidenced by an Option Agreement are exercised, the Plan Sponsor shall deliver a new Option Agreement evidencing the Option on the remaining Shares upon delivery of the Option Agreement for the Option being exercised.

         4.6 Payment of the Exercise Price. The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee upon the request of the Option Holder:


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         (a)      in cash.

         (b) by certified check, cashier's check or other check acceptable to the Plan Sponsor, payable to the order of the Plan Sponsor.

         (c) by delivery to the Plan Sponsor of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Plan Sponsor. No Option may be exercised by delivery to the Plan Sponsor of certificates representing Stock, unless such Stock has been held by the Option Holder for more than six months. The Fair Market Value of any shares of Stock delivered in payment of the purchase price upon exercise of the Option under the Plan shall be the Fair Market Value as of the exercise date. The exercise date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price.

         (d) by delivery to the Plan Sponsor of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Plan Sponsor promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder required to pay the Option Price.

         4.7 Withholding Requirement. The Plan Sponsor's obligations to deliver shares of Stock upon the exercise of any Option shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         (a) Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Code ss.ss. 3102 and 3402 and applicable state income tax laws, including payment of such taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option.

         (b) Incentive Options. If an Option Holder makes a disposition (as defined in Code ss. 424(c)) of any Stock acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company's principal place of business of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Code ss.ss. 3102 and 3402 and applicable state income tax laws.

         4.8 Withholding With Stock. The Committee may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Plan Sponsor, or to have the Plan Sponsor withhold from Shares otherwise issuable to the Participant, shares of Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of shares of Stock to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:


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                  (a)      All elections must be made prior to the Tax Date.

                  (b)      All elections shall be irrevocable.

                  (c) If the Participant is an officer or director of the Plan Sponsor within the meaning of Section 16 of the Exchange Act ("Section 16"), the Participant must satisfy the requirements of Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

         4.9 Shareholder Privileges. No Option Holder shall have any rights as a shareholder with respect to any shares of Stock covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in the Plan.

                                    ARTICLE V
                                RESTRICTED STOCK

         5.1 Grant of Restricted Stock Awards. The Committee may grant a Participant one or more Restricted Stock Awards consisting of Shares of Stock. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.

         5.2 Restrictions. A Participant's right to retain a Restricted Stock Award granted to the Participant under this Article shall be subject to such restrictions, including but not limited to the Participant's continuous employment by or performance of services for the Company for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Shares constituting a Restricted Stock Award. In the event of the death or Disability of a Participant, or the retirement of a Participant in accordance with the Company's established retirement policy, all required periods of service and other restrictions applicable to Restricted Stock Awards then held by the Participant shall lapse, and the Award shall become fully nonforfeitable. Except as otherwise determined by the Committee, if a Participant's employment or consulting services terminate for any other reason, any Restricted Stock Awards as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, and all shares of Stock related thereto shall be immediately returned to the Company.

         5.3 Privileges of a Stockholder; Transferability. Unless otherwise provided in the Restricted Stock Award, a Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by the Participant as a Restricted Stock Award under this Article upon the Participant's becoming the holder of record of such Stock, except the Participant's right to sell, encumber, or otherwise transfer such Stock.

         5.4 Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions of this Article and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions of this Article:

                  (a) Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or


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                  (b)      Requiring that the Stock certificates, duly endorsed,
                           be held in the custody of a third party while the restrictions remain in effect.

                                   ARTICLE VI
                             RESTRICTED STOCK UNITS

         A Participant may be granted a number of Restricted Stock Units determined by the Committee. The number of Restricted Stock Units, the vesting schedule and the goals and objectives to be satisfied with respect to each grant of Restricted Stock Units, and other terms and conditions applicable to a grant of Restricted Stock Units shall be determined by the Committee. As soon as administratively practicable following vesting of Restricted Stock Units (but no later than 60 days), Shares equal to the number of Restricted Stock Units shall be distributed to the Participant. Upon distribution of the Shares to the Participant, the Participant shall pay to the Company the amount of payroll and withholding taxes related to the receipt of the Shares.


                                   ARTICLE VII
                                  STOCK BONUSES

         The Committee may award Stock Bonuses to such Participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock Bonuses may be either outright grants of Stock, or may be grants of Stock subject to and conditioned upon certain employment or performance related goals.


                                  ARTICLE VIII
                            OTHER COMMON STOCK GRANTS

         From time to time during the duration of this Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire shares of Stock, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan and all shares of Stock issued pursuant to such arrangements shall be issued under this Plan.


                                   ARTICLE IX
                               PLAN ADMINISTRATION

         9.1 Committee. The Plan shall be administered by a Committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the "Committee") and consisting solely of outside Directors (within the meaning of Code ss. 162(m)(4)(C)(i)). The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Exchange Act and to permit Awards to comply with the performance based compensation exception of Code ss. 162(m). Members of the Committee and any subcommittee or special committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

         9.2 Committee Meetings and Actions. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

         9.3 Powers of Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees and Eligible Consultants, determine the Awards to be made pursuant to the Plan, and the time at which such Awards are to be made, fix the Option Price, period and manner in which an Option becomes exercisable, the vesting period and other restrictions on Restricted Stock and Restricted Stock Units, and establish such other terms of Awards under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Options granted under the Plan. In granting Options, the Committee shall take into consideration the contribution the Option Holder has made or may make to the success of the Company or its subsidiaries and such other factors as the Committee shall determine. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

         9.4 Interpretation of Plan. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

         9.5 Indemnification. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                                    ARTICLE X
                            STOCK SUBJECT TO THE PLAN

         10.1 Number of Shares. The number of Shares that are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary shall not exceed 150,000, subject to the adjustment provisions in this Article X. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Plan Sponsor. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Plan Sponsor if, in the opinion of counsel for the Plan Sponsor, shareholder approval is required. Shares of Stock that may be issued upon exercise of Options under the Plan shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Plan Sponsor shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

         10.2 Unused Stock. Any shares of Stock that are subject to an Award that expires or for any reason is terminated unexercised and any shares of Stock withheld for the payment of taxes or received by the Plan Sponsor as payment of the exercise price of an Option or otherwise as contemplated by the Plan shall automatically become available for use under the Plan.

         10.3 Adjustments for Stock Splits and Stock Dividends. If the Plan Sponsor shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Award granted hereunder.

         10.4 Other Distributions and Changes in the Stock. If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor (excluding cash or distributions referred to in Section 10.3) with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional Shares or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change (except as described in Section 10.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment in the number or kind of Shares subject to an Award, an adjustment in the Option Price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Award or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award.

         10.5 General Adjustment Rules. No adjustment or substitution provided for in this Article shall require the Plan Sponsor to sell a fractional share of Stock under any Option, or otherwise issue a fractional share of Stock, and the total substitution or adjustment with respect to each Option and other Award shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the aggregate Option Price for the total number of shares of Stock then subject to an Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment.


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

         10.6 Determination by the Committee. Adjustments under this Article shall be made by the Committee, whose determinations shall be final and binding upon all parties.


                                   ARTICLE XI
                              GENERAL RESTRICTIONS

         11.1 Investment Representations. The Plan Sponsor may require any person to whom an Award is granted, as a condition of exercising the Award, to give written assurances in substance and form satisfactory to the Plan Sponsor and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Plan Sponsor deems necessary or appropriate in order to comply with Federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

         11.2 Compliance with Securities Laws. Each Award grant shall be subject to the requirement that, if at any time counsel to the Plan Sponsor shall determine that the listing, registration or qualification of the Shares subject to such Award grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award grant may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Plan Sponsor to apply for or to obtain such listing, registration or qualification.

         11.3 Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Plan Sponsor, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options or other Awards as to which the applicable services or other restrictions have not been satisfied.

                                   ARTICLE XII
                               REQUIREMENTS OF LAW

         12.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

         12.2 Federal Securities Law Requirements. If a Participant is an officer or director of the Plan Sponsor within the meaning of Section 16 of the Exchange Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the Exchange Act, to qualify the Award for any exception from the provisions of Section 16(b) of the Exchange Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.

         12.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

                                  ARTICLE XIII
                              DURATION OF THE PLAN

         Unless sooner terminated by the Board of Directors, the Plan shall terminate at the close of business on March 17, 2015, and no Award shall be granted after such termination. Awards outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions, in accordance with their terms.


                                   ARTICLE XIV
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

         The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Plan Sponsor, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

         No amendment, modification or termination of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the consent of the Participant holding such Award.

                                   ARTICLE XV
                                CHANGE OF CONTROL

         Notwithstanding any exercise dates or vesting provisions stated in any agreement pertaining to any Award, upon the occurrence of a Change of Control all exercise dates of any outstanding Award shall accelerate and all outstanding Awards shall vest.

                                   ARTICLE XVI
                                  MISCELLANEOUS

         16.1 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

         16.2 No Right to Continued Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Nothing in this Plan shall limit or impair the Company's right to terminate the employment of any employee, to terminate the consulting services of any consultant, or to terminate the services of any director. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time in its sole discretion.

         16.3 Nontransferability. Except as provided otherwise in the Plan or determined by the Committee, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Awards may be made by, the Participant's legal representatives, heirs or legatees. Notwithstanding the foregoing, the Option Holder may not transfer an Incentive Option during the Option Holder's lifetime. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

         16.4 No Plan Funding. Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.

         16.5 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or receipt of any other Award or the sale of Shares received upon such exercise or Award shall not constitute "earnings" or "compensation" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

         IN WITNESS WHEREOF, the Plan Sponsor has caused this Plan to be duly executed, effective as of the Effective Date.


                                  BIRNER DENTAL MANAGEMENT SERVICES, INC.
                                  Plan Sponsor



                                  By:

                                  Title:

                                  Date:





















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